                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

          - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                  SCHEDULE 14A

                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

          - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Filed by the Registrant  [ X ]

Check the appropriate box:

[    ]   Preliminary Proxy Statement

[ X  ]   Definitive Proxy Statement

[    ]   Definitive Additional Materials

[    ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                     CORE TECHNOLOGIES (PENNSYLVANIA), INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ X ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[   ] $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)       Title of each class of securities to which transaction applies:

      2)       Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)       Proposed maximum aggregate value of transaction:

      5)       Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)       Amount Previously Paid:

      2)       Form, Schedule or Registration Statement No.:

      3)       Filing Party:

      4)       Date Filed:

                     CORE TECHNOLOGIES (PENNSYLVANIA), INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 3, 1996

TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Core Technologies (Pennsylvania), Inc. (the "Company") will be held at the offices of Maris Equipment Company, Inc. at 110 Summit Drive, Exton, PA 19341 on May 3, 1996 at 9:00 a.m., local time, for the following purposes:

         1. To elect four directors; and

         2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has established the close of business on April 2, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. In order that the meeting can be held and a maximum number of shares can be voted, whether or not you plan to be present at the meeting in person, please fill in, date and sign, and promptly return the enclosed Proxy in the return envelope provided for your use. No postage is required if mailed in the United States.

                                        By order of the Board of Directors,


                                        GEORGE E. MITCHELL
                                        President and Chief Executive Officer

110 Summit Drive
Exton, PA  19341
April 10, 1996

                     CORE TECHNOLOGIES (PENNSYLVANIA), INC.

                                110 Summit Drive
                                 Exton, PA 19341

                                  -------------

                                 PROXY STATEMENT

         The enclosed Proxy is solicited on behalf of the Board of Directors of Core Technologies (Pennsylvania), Inc. (the "Company") for use at the Annual Meeting of Stockholders on May 3, 1996 (such meeting and any adjournment or adjournments thereof referred to as the "Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement. This Proxy Statement and the enclosed Proxy are being mailed to stockholders on or about April 10, 1996.

Voting Securities

         Only the holders of shares of common stock, par value $.01 per share (the "Common Stock"), and Series A Redeemable Convertible Preferred Stock, par value $.01 per share (the "Series A Shares"), of the Company (cumulatively, the "Shares") of record at the close of business on April 2, 1996 (the "Record Date") are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 8,887,326 shares of Common Stock and 15,000 Series A Shares outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to vote for up to four persons as directors and to cast one vote on each other matter to be considered. Each Series A Share is entitled to cast one vote for each share of Common Stock into which such Series A Shares can be converted. At April 2, 1996, each Series A Share was convertible into 100 shares of Common Stock.

         The four nominees for the Board of Directors receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted shall be elected as directors.

         A majority of outstanding Shares will constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld from any director, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Revocability of Proxy

         Execution of the enclosed Proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder, in exercising his right to vote in person at the Annual Meeting, effectively revokes all previously executed Proxies. In addition, the Proxy is revocable at any time prior to the effective exercise thereof by filing notice of revocation with the Secretary of the Company or by filing a duly executed Proxy bearing a later date.

Persons Making the Solicitation

         The cost of solicitation of Proxies by the Company, including the actual expenses incurred by brokerage houses, nominees and fiduciaries in forwarding Proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, certain officers and other employees of the Company may solicit Proxies in person, by mail, or by telephone.

Stockholder Proposals for 1997 Annual Meeting

         Stockholders intending to present proposals at the next Annual Meeting of Stockholders to be held in 1997 must notify the Company of the proposal no later than December 11, 1996.

Security Ownership of Certain Beneficial Owners and Management

                  The following table sets forth as of March 1, 1996, the Company's Common Stock beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, and the number of shares of Common Stock owned beneficially by each director, by each named executive officer, and by all executive officers and directors as a group. In addition to the information regarding the Company's Common Stock listed below, as of March 1, 1996, there were 15,000 Series A Shares issued and outstanding. All of such Series A Shares are owned of record by Safeguard Scientifics (Delaware), Inc., a wholly owned subsidiary of Safeguard Scientifics, Inc. ("Safeguard"), and consequently are beneficially owned by Safeguard.

                                                     Number of      Percent of
                                                   Shares Owned(1)     Class
                                                   ---------------     -----

Safeguard Scientifics (Delaware), Inc. (2).........  3,744,757         36.05%
   103 Springer Building
   3411 Silverside Road
   Wilmington, DE  19803

Philip J. Donnelly ................................    833,333          9.38%
   110 Summit Drive
   Exton, PA  19341

George E. Mitchell (3).............................  1,484,584          16.7%
   110 Summit Drive
   Exton, PA  19341

Frederick B. Franks (4) ...........................    918,333          10.18%
   110 Summit Drive
   Exton, PA  19341
W. Wayne Dunlop  ..................................        -0-            *
Anthony A. Nichols . ..............................     24,688            *
Richard P. Richter (5).............................      5,100            *
Michael H. Pelosi III(5)...........................     55,000            *
Officers and directors
   as a group (6 persons)(6).......................  3,321,038           36.8%
- -------------------------

(*)  Less than 1%.

(1) Except as otherwise disclosed, the nature of beneficial ownership is the sole power to vote and to dispose of the shares (except for shares held jointly with spouse). 233,334 shares owned by Mr. Mitchell, and 233,333 shares each held by Mr. Franks and Mr. Donnelly, are redeemable by the Company to satisfy exercises of employee stock options. See "Certain Relationships and Related Transactions."

(2) Safeguard Scientifics (Delaware), Inc. is the record owner of 2,244,757 shares of Common Stock and 15,000 Series A Shares, which are presently convertible into 1,500,000 shares of Common Stock. Such shares are beneficially owned by Safeguard. All of the shares beneficially owned by Safeguard have been pledged by Safeguard as collateral in connection with its bank line of credit.

(3)  Includes 300,000 shares of Common Stock held by Mr. Mitchell's spouse.

(4) Includes for Mr. Franks, 80,000 shares which may be acquired pursuant to stock options which are currently exercisable or will become exercisable by June 10, 1996. However, stock options to purchase 15,000 of such shares expire on May 1, 1996.

(5) Includes for Messrs. Richter and Pelosi 5,000 shares and 45,000 shares, respectively, which may be acquired pursuant to stock options which are currently exercisable or which will become exercisable by June 10, 1996.

(6) Includes 130,000 shares which may be acquired pursuant to stock options which are currently exercisable or which will become exercisable by June 10, 1996. Includes, for purposes of this table, shares owned by Mr. Donnelly, a Vice President of the Company. The Company has not designated Mr. Donnelly as a policy-making executive officer for purposes of Section 16 of the Exchange Act of 1934 and the regulations thereunder.

Change of Control

   Effective September 29, 1995 Safeguard (i) contributed to the capital of the Company 2,000,000 shares of the Company's Common Stock and (ii) sold to George
E. Mitchell, President and Chief Executive Officer of the Company, Frederick B. Franks, Vice President and Chief Financial Officer of the Company and Philip J. Donnelly, a Vice President of the Company, an aggregate 2,500,000 shares of Common Stock. Prior to these transactions, Safeguard was the beneficial owner of 66.55% of the Company's outstanding Common Stock. Subsequent to the above the transactions, Safeguard became the beneficial owner of 36.05% of the Company's outstanding Common Stock. The beneficial share ownership of Mr. Mitchell, Mr. Franks and Mr. Donnelly subsequent to these transactions is set forth in the table above

   The purchase price for the shares acquired from Safeguard by Messrs. Mitchell, Franks and Donnelly was $.10 per share. The purchase price was paid at closing by the issuance to Safeguard by each of these three individuals of his promissory note for the aggregate amount of the purchase price. Each of these promissory notes bears interest at a rate of 6.35% per annum. Interest and principal are payable in full on September 29, 2000; provided that each individual must prepay the outstanding balance to the extent of 25% of the proceeds of any sale or other disposition of any of the shares purchased from Safeguard.

Mr. Mitchell, Mr. Franks and Mr. Donnelly have entered into an agreement with the Company pursuant to which they have deposited an aggregate of 700,000 of the shares acquired from Safeguard into escrow with the Company. See "Certain Relationships and Related Transactions." Subject to the terms of the escrow, these three individuals retain all beneficial ownership rights to these shares, including voting rights, and the right to transfer the shares subject to the escrow.

   There are no arrangements known to the Company, the operation of which may at a subsequent date result in a change in control of the Company.

                            1. ELECTION OF DIRECTORS

         It is intended that the persons named as Proxies for this Annual Meeting will vote in favor of the election of the following nominees as directors of the Company, to hold office until the Annual Meeting of Stockholders in 1997 and until their successors are elected and have qualified. All of the nominees are presently serving as directors of the Company. Each of the nominees has consented to serve if elected. However, if any of the nominees should become unavailable prior to the election, the holder of the Proxies may vote the Proxies for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors to be elected.

         The Board of Directors unanimously recommends that Stockholders vote FOR the election of the slate of nominees set forth in this Proposal. Proxies received by the Board will be so voted unless Stockholders specify otherwise on their Proxy cards. The four nominees receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted shall be elected as directors.


                                                                                 Has Been
                           Principal Occupation and Business                    a Director
Name                       Experience During Last Five Years                      Since                   Age
- ----                       ---------------------------------                    ---------                 ---
George E. Mitchell         President, Chairman and Chief Executive
                           Officer of the Company                                  1984                   58

Anthony A. Nichols         President, The Nichols Company, which owns,
                           manages, and leases commercial office and
                           industrial space(1)(2)                                  1988                   56

Richard P. Richter         President Emeritus, Ursinus College(1)(3)(4)            1989                   65

W. Wayne Dunlop            Executive Vice President and Chief Operating            1995                   49
                           Officer, Barclay White, Inc., a general
                           construction contracting and management
                           firm(5)

- ------------

(1)  Member of the Audit Committee.

(2)  Member of the Compensation Committee.

(3)  Member of the Stock Option Committee.

(4)  Prior to January 1, 1995, Mr. Richter was President of Ursinus College.

(5) Mr. Dunlop has been Chief Operating Officer of Barclay White since September 1995 and Executive Vice President since September 1994. Prior to September 1994 he was a Senior Vice President of Barclay White.

Committees and Meetings of the Board of Directors

         The Board of Directors held three meetings and took action by unanimous consent six times in 1995. The Company's Board of Directors has appointed standing Audit, Compensation and Stock Option Committees. The Audit Committee, which met in February 1995, is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the practices and procedures of the independent accountants, the scope of the audit, accounting controls, practices and policies, the recommendation to the Board of the independent accountants to be selected, and the relationship between the Company and the independent accountants, including the availability of Company records, information and personnel. The Compensation Committee, which met in August 1995, fixes compensation levels, including incentive compensation for all officers and other principal employees. The Stock Option Committee, which administers the Company's stock option plans, met in August 1995. The Board does not have a Nominating Committee. All of the directors attended at least 75% of the Board and meetings of committees of which they were members.

Directors' Compensation

         Directors are elected annually and hold office until their successors are elected and have qualified or until their earlier resignation or removal. Directors who are not employees of the Company are paid a quarterly fee of $1,000 and $400 for each Board meeting attended, including committee meetings attended on a date other than a Board meeting date.

         The Company also maintains a stock option plan for Non-Employee Directors (the "Directors' Plan") which provides for the grant of options to directors not otherwise employed by the Company, its parent or any of its subsidiaries ("Eligible Director"). Each Eligible Director receives, as of the date such person first becomes an Eligible Director, an option to purchase 5,000 shares of the Company's Common Stock at an option exercise price equal to the fair market value of the Common Stock on the date of grant. All options granted under the Directors' Plan vest in four equal annual installments beginning on the first anniversary of the date of option grant and have a term of seven years. During 1995, Mr. Nichols and Mr. Richter were each granted options for 5,000 shares of the Company's common stock exercisable at $.375 per share. No options were exercised by any Eligible Director during 1995.

                   REPORT OF THE BOARD COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors (the "Committee") determines compensation levels, including incentive compensation, for the executives of the Company. Anthony A. Nichols is presently serving as the sole member of the Compensation Committee. Charles A. Root was a member of the Compensation Committee until his resignation from the Board of Directors in April 1995.

Executive Compensation Policies

         The Company was and is in a highly competitive industry. In order to succeed, the Company believes that it must be able to attract and retain qualified executives, promote among them the economic benefits of stock ownership in the Company, and motivate and reward executives who, by their industry, loyalty and exceptional service, make contributions of special importance to the success of the business of the Company. The Company has structured its executive compensation program to support the strategic goals and objectives of the Company.

         Base compensation levels and benefits for executives generally had been set in previous years to be between the lower end and the midpoint of the scale of compensation paid by comparable companies in the Company's principal industry. Conversely, incentive programs were regarded to be above the midpoint of the scale in the industry. In pursuing this philosophy, the Company believed it could keep the fixed component of the compensation package at reasonable levels while incenting its key executives and managers to achieve better than average results. Therefore, the total cash compensation plan is made up of a lower base and higher incentive opportunity which in total would be competitive with comparable companies in the industry if the Company's objectives are achieved. For the purpose of establishing these levels, the Company had reviewed an evaluation by an independent compensation consultant of various published industry salary surveys. In setting executive compensation packages for 1994 and 1995, the Committee considered an evaluation of executive compensation levels for comparably-sized companies in the electrical contracting industry, rather than in the office furnishings industry.

         Annual cash bonuses are based on return on assets and individual performance. At the beginning of each year, the Committee approves a target range of return on assets, and a range of potential bonus amounts for the chief executive officer and each other executive officer, stated as a percentage of base salary. Performance bonuses are awarded at year-end based on the actual return on assets compared to the target range of return on assets, and the achievement of individual objectives and individual contributions during the year to the achievement by the Company of its financial and strategic objectives as set forth in the Company's annual strategic plan.

         Grants of Company stock options are intended to align the interests of executives and key employees with the long-term interests of the Company's stockholders, and to encourage executives and key employees to remain in the Company's employ. Generally, grants are not made in every year, but are awarded subjectively based on a number of factors, including the pre-tax operating earnings of the Company, the individual's contributions to the achievement of the Company's financial and strategic objectives, and the amount and remaining term of options already held by an individual. The Stock Option Committee of the Board administers the Company's stock option plan. In 1995, options for 50,000 shares were granted to Michael H. Pelosi, III. See "Stock Options," below.

CEO Compensation

         In 1994, the Compensation Committee authorized an increase in Mr. Mitchell's base salary to $140,000. However, based on the Company's performance during the first quarter and its cash flow problems, in April 1994, Mr. Mitchell initiated a 16% reduction in his salary in order to conserve Company resources. Mr. Mitchell continued to draw base salary at this reduced level in 1995. A payment of $25,000 was made to Mr. Mitchell in March, 1996, to partially compensate him for the salary foregone in 1994 and 1995. Since the Company failed to achieve the established target range of return on assets during 1994 and 1995, no bonus was paid for 1994 or 1995 to Mr. Mitchell.

Other Executive Compensation

         The Compensation Committee re-set executive salaries for 1994 for certain executives based on its review of executive compensation in the electrical contracting industry. Mr. Pelosi's compensation is governed by a five-year employment agreement, and his salary was not adjusted. However, based on the Company's performance during the first quarter and its cash flow problems, in April and May 1994, all executives accepted salary reductions in order to conserve Company resources. Since the Company failed to achieve the established target range of return on assets during 1994, no bonuses were paid to any of the Company's executive officers for 1994. Mr. Pelosi (but no other executive officers) received a bonus in 1995. Mr. Franks received a payment in March, 1996, to compensate him for salary foregone in 1994 and 1995.

By the Compensation Committee:

Anthony A. Nichols

Summary Compensation of Executive Officers

         The following table sets forth information concerning compensation paid to the Chief Executive Officer and to each other person who was an executive officer of the Company at any time during 1995 and whose salary and bonus exceeded $100,000 in 1995.



                                                      Summary Compensation Table

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Long Term
                                                             Annual Compensation                     Compensation
                                           ---------------------------------------------------------------------------
                                                                                                         Awards
                                                                                                 ---------------------
                                                                                                      Securities
                                                                                  Other Annual        Underlying         All Other
                                                                                  Compensation         Options/          Compensa-
 Name and Principal Position          Year      Salary ($)(1)       Bonus ($)        ($)(2)             SARS (#)         tion ($)(3)
- ------------------------------------------------------------------------------------------------------------------------------------
George E. Mitchell, (4)               1995       $142,600        $     0           $17,733                 0             $32,106
President, Chairman and               1994        125,354              0            13,816                 0              33,787
Chief Executive Officer               1993        130,001              0            13,350                 0              36,084

- ------------------------------------------------------------------------------------------------------------------------------------
Michael H. Pelosi III, (5)            1995       $ 99,801        $ 5,465               $ 0            50,000             $37,500
President, Airo Clean, Inc.           1994         93,461              0                 0                 0              37,500

- ------------------------------------------------------------------------------------------------------------------------------------
Frederick B. Franks, III (4)          1995       $108,154        $     0           $11,194                 0             $17,587
Vice President-Finance                1994         92,154              0             7,491                 0              17,747
and Chief Financial Officer           1993         90,194              0             6,497                 0              18,074
- ------------------------------------------------------------------------------------------------------------------------------------

(1) Includes annual compensation which has been deferred by the named executives pursuant to the Company's 401(k) Tax Deferred Retirement and Incentive Plan ("401(k) Plan").

(2) Represents amounts reimbursed during the fiscal year for the payment of taxes. Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of any executive officer's salary and bonus and accordingly have been omitted from the table as permitted by the rules of the Securities and Exchange Commission.

(3) The stated amounts for fiscal 1995 include the following amounts for each named executive officer: Company contributions under the 401(k) Plan -- Mr. Mitchell, $0; Mr. Pelosi, $0;; term life and disability premiums -- Mr. Mitchell, $25,525; Mr. Pelosi, $0; Mr. Franks, $13,901; current dollar value of benefits to the named executives of the remainder of split-dollar premiums paid by the Company -- Mr. Mitchell, $6,581; Mr. Pelosi, $0; Mr. Franks, $3,686; residual salary payments agreed to in connection with acquisition -- Mr. Mitchell, $0; Mr. Pelosi, $37,500; Mr. Franks, $0.

(4) Includes salary adjustment paid on March 15, 1996 to: Mr. Mitchell, $25,000 and Mr. Franks, $16,000.

(5)  Mr. Pelosi was elected as an executive officer of the Company in mid-1994.

Stock Options

         The following table sets forth information with respect to the number of unexercised options and the value of unexercised in-the-money options at December 31, 1995.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

- ------------------------------------------------------------------------------------------------------------------------------
                                                            Number of Securities Underlying
                              Shares                                  Unexercised                      Value of Unexercised
                             Acquired                       Options/SARs at Fiscal Year-End         in-the-Money Options/SARs
                                on                                      (#)(1)                      at Fiscal Year-End ($)(1)
                             Exercise         Value
          Name                 (#)         Realized($)         Exercisable    Unexercisable     Exercisable     Unexercisable
- ------------------------------------------------------------------------------------------------------------------------------
 George E. Mitchell              0          $      0                  0             0            $     0            $      0
- ----------------------------------------------------------------------------------------------------------------------------
 Michael H. Pelosi III           0          $      0             42,500        52,500            $     0            $      0
- ----------------------------------------------------------------------------------------------------------------------------
 Frederick B. Franks III         0          $      0             80,000             0            $     0            $      0
- ------------------------------------------------------------------------------------------------------------------------------

- ------------

(1) On December 29, 1995, the fair market value was $.2344. No options were in-the-money on that date.


         During Fiscal Year 1995, Mr. Pelosi was granted options to purchase 50,000 shares of the Company's common stock under the Company's 1993 Stock Option Plan. These options were issued at the market price on the date of grant, expire seven years after the date of grant, and vest in twenty-five percent increments annually beginning one year from the date of grant. No options were granted to the Company's Chief Executive Officer or any other named executive officer in 1995. The following table sets forth certain information regarding the options granted to Mr. Pelosi in 1995:

                      Option/SAR Grants in Last Fiscal Year

===================================================================================================================================

                                                                                                    Potential Realizable Value
                                                                                                         at Assumed Annual
                                                                                                       Rates of Stock Price
                                                                                                           Appreciation
                                       Individual Grants                                                  for Option Term
===================================================================================================================================
                                                 % of Total
                              Number of           Options/
                              Securities            SARs            Exercise
                              Underlying         Granted to       or Base Fare
                             Options/SARs       Employees in         Price         Expiration
          Name                 Granted          Fiscal Year          ($/Sh)           Date            5% ($)           10% ($)
- -----------------------------------------------------------------------------------------------------------------------------------
Michael H. Pelosi, III          50,000              7.6%             $.375           8/24/02          $7,633           $17,788
===================================================================================================================================

Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

         In connection with the acquisition of the assets of Airo Clean Engineering, Inc. in 1993, Airo Clean, Inc. entered into a five-year employment agreement with Michael H. Pelosi III providing for his employment through February 1, 1998 as President of Airo Clean, Inc. at a minimum base salary of $100,000. Mr. Pelosi has also received residual salary payments agreed to in connection with the acquisition of $37,500 per year, terminating after 1996. The agreement also provided for Mr. Pelosi to receive an incentive payment each year equal to 3.75% of Airo Clean's net income, before allocated expenses and taxes, in excess of $150,000 per year. Airo Clean did not achieve this target in 1994, and consequently Mr. Pelosi did not receive any incentive payment for 1994. In May 1994, in recognition of the Company's liquidity problems, Mr. Pelosi accepted a temporary salary reduction for the balance of 1994 in order to conserve Company resources. In 1995, Airo Clean did achieve its target and Mr. Pelosi received a bonus of $5,465. Upon the termination of Mr. Pelosi's employment for reasons other than just cause or voluntary resignation, he will be entitled to receive an amount equal to his base salary for the balance of the term of the agreement. Pursuant to this agreement, Mr. Pelosi has agreed to refrain from competing with the Company until the earlier of February 1, 1998 or two years after the termination of his employment.

                             STOCK PERFORMANCE GRAPH

         The following chart compares the cumulative total stockholder return on the Company's Common Stock for the period December 31, 1990 through December 31, 1995 with the cumulative total return on the NASDAQ Index and the cumulative total return for a peer group index for the same period. Because the Company has discontinued its furnishings operations, the Company has selected as a new peer group SIC Code 1731--Electrical Contractors, which is the primary industry in which the Company is continuing to operate.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

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        |                                                  *               |
        |                                                                  |
      80|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
      60|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
      40|--------------------------------------------------------------*---|
        |                                                                  |
        |                        &                                         |
      20|------------------------------------------------------------------|
        |                                                                  |
        |                                     &           &           &    |
       0|----|----------|---------|-----------|-----------|-----------|----|
            1990      1991      1992        1993         1994        1995

         *=Core Technologies        &=INDUSTRY INDEX          #=BROAD MARKET

                                                          FISCAL YEAR ENDING
                                   ----------------------------------------------------------------
COMPANY                            1990       1991        1992        1993         1994        1995

CORE TECHNOLOGIES, INC.   *        100       100.00     112.50       150.00       75.00       37.50
INDUSTRY INDEX            &        100       100.81      27.79         8.28        2.98        4.70
BROAD MARKET              #        100       128.38     129.64       155.50      163.26      211.77


THE INDUSTRY INDEX CHOSEN WAS:
SIC CODE 1731 - ELECTRICAL WORK

THE BROAD MARKET INDEX CHOSEN WAS:
NASDAQ MARKET INDEX

THE CURRENT COMPOSITION OF THE INDUSTRY INDEX IS AS FOLLOWS:

TELETEK INC
VIDEO SENTRY CORP

SOURCE:   MEDIA GENERAL FINANCIAL SERVICES
          P.O. BOX 85333
          RICHMOND, VA 23293
          PHONE: 1-(800) 446-7922
          FAX:   1-(804) 649-6097

As required by the rules of the Securities and Exchange Commission, the chart below compares the cumulative stockholder return on the Company's Common Stock with the cumulative total return on the NASDAQ Index and the peer group used in the chart presented in the Company's 1994 proxy statement. The peer group in this chart consists of SIC Code 252--Office Furniture.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

     220|------------------------------------------------------------------|
        |                                                              #   |
        |                                                                  |
     200|------------------------------------------------------------------|
        |                                      &                           |
        |                                                    &         &   |
     180|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
     160|--------------------------------------#-------------#-------------|
        |                                      *                           |
        |                                                                  |
     140|------------------------------------------------------------------|
        |                                                                  |
        |                        &                                         |
     120|--------------&#--------#-----------------------------------------|
        |                        *                                         |
        |                                                                  |
     100|---*&#--------*---------------------------------------------------|
        |                                                                  |
        |                                                                  |
      80|------------------------------------------------------------------|
        |                                                  *               |
        |                                                                  |
      60|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
      40|--------------------------------------------------------------*---|
        |                                                                  |
        |                                                                  |
      20|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
       0|----|----------|---------|-----------|-----------|-----------|----|
            1990      1991      1992        1993         1994        1995

         *=Core Technologies        &=INDUSTRY INDEX          #=BROAD MARKET


                                                          FISCAL YEAR ENDING
                                   ----------------------------------------------------------------
COMPANY                            1990       1991        1992        1993         1994        1995

CORE TECHNOLOGIES, INC.   *        100       100.00     112.50       150.00       75.00       37.50
INDUSTRY INDEX            &        100       122.38     145.62       189.68      171.59      172.15
BROAD MARKET              #        100       128.38     129.64       155.50      163.26      211.77



THE INDUSTRY INDEX CHOSEN WAS:
SIC CODE 252 - OFFICE FURNITURE

THE BROAD MARKET INDEX CHOSEN WAS
NASDAQ MARKET INDEX

THE CURRENT COMPOSITION OF THE INDUSTRY INDEX IS AS FOLLOWS:

HON INDUSTRIES INC
JANSKO INC
KIMBALL INTERNAT B
MILLER HERMAN INC
MITY LITE INC
TAB PRODUCTS CO
WINSLOEW FURNITURE INC


SOURCE:   MEDIA GENERAL FINANCIAL SERVICES
          P.O. BOX 85333
          RICHMOND, VA 23293
          PHONE: 1-(800) 446-7922
          FAX:   1-(804) 649-6097


Each of the above charts assumes that $100 was invested on December 31, 1989 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Prior to 1995, the Company and Safeguard were parties to an administrative services agreement pursuant to which Safeguard provided the Company with administrative support services for an annual fee and the reimbursement of certain out-of-pocket expenses incurred by Safeguard in performing services under the agreement. The administrative support services included consultation regarding the Company's general management, investor relations, financial management, human resources management, certain legal services, insurance programs administration, and tax research and planning. In connection with the Company refinancing its bank credit facility in March, 1994, the maximum annual administrative services fee was reduced to $300,000, retroactive to January 1, 1994 and was subordinated to the bank loan. The Company paid administrative services fees of $83,333 to Safeguard and accrued the remaining fees of $216,667 in 1994. The administrative services agreement was terminated in 1995 and no payments were made in 1995. However, Safeguard provided certain administrative services to the Company at no charge in 1995.

         The Company rents 21,580 square feet of office space used as its headquarters in Exton, Pennsylvania from Safeguard. From April 1, 1995 through April 1, 1996, this facility was leased on a month to month basis with monthly rental payments of $11,539 and a monthly operating expense allowance of $4,784, which expense allowance is subject to adjustment based upon the Company's proportionate share of actual operating expenses. The Company and Safeguard have executed a three year lease, effective April 1, 1996, which provides for a monthly rental of $12,588, and continues the previous arrangement with respect to operating expenses. The Company also is responsible for its proportionate share of utility charges and insurance for each of the leased premises. The Company intends to retain this facility as its corporate headquarters. The Company believes the lease terms are no less favorable than could be obtained from an unrelated third party.

         Prior to April 1, 1995, the Company also rented 4,600 sq. feet of office space in Exton, Pennsylvania from Safeguard. The Company paid monthly rental to Safeguard of $3,067 per month and an operating expense allowance of $1,303 per month prior to the termination of the lease. All amounts paid to Safeguard under the lease for this property have been charged to discontinued operations on the Company's financial statements.

         In September 1993, Safeguard loaned $1.1 million to the Company on a subordinated, unsecured basis to partially finance the Company's acquisition of Maris Equipment Company. In the fourth quarter of 1994, Safeguard contributed this loan to the capital of the Company.

         Safeguard currently has in place letters of credit in the aggregate amount of $4,540,000 to guaranty the Company's bank loans through June 30, 1997. Safeguard has guaranteed varying amounts of the Company's debt in the past. Safeguard received no monetary compensation for the extension of these guarantees. The Company has agreed to indemnify Safeguard against loss resulting from the above described guarantees.

         In June 1994, Safeguard purchased from the Company 15,000 shares of its Series A Redeemable Convertible Preferred Stock ("Series A Shares") for an aggregate purchase price of $1.5 million. The Series A Shares are convertible into shares of Common Stock based on a conversion price of $1.00 per share of Common Stock. The conversion price and number of shares into which the Series A Shares may be converted are subject to anti-dilutive adjustments. The Series A Shares are entitled to a 6% per annum dividend payable out of legally available funds. Dividends which are not declared and paid will accumulate. No dividends have been declared to date. Unpaid, undeclared cumulative dividends as of December 31, 1994 were $45,000. The Series A Shares are entitled to one vote for each share of Common Stock into which such Series A Shares may be converted. The Company may redeem the Series A Shares at any time after June 1, 1995 and must redeem all outstanding Series A Shares on June 1, 2001.

         In March 1995, the Company sold all of the capital stock of CenterCore Canada Limited to Safeguard for $10,000. CenterCore Canada had an intercompany liability to the Company of approximately $369,300, which liability survived the stock sale. In February, 1996, Safeguard sold the assets of Safeguard Canada for a cash payment of $100,000 U.S. plus contingent deferred payments equal to three percent of the purchaser's annual consolidated revenues from all or any part of the business or assets sold to the purchaser in the years 1996 through 2000, up to a maximum aggregate of $100,000. The debt between CenterCore Canada and the Company was satisfied by CenterCore Canada's assignment to the Company of the cash proceeds and the rights to the contingent deferred payments.

         Effective September 29, 1995, Safeguard contributed to the capital of the Company 2,000,000 shares of the Company's common stock and sold to Mr. Mitchell, Mr. Franks and Philip J. Donnelly, a Vice President of the Company, an aggregate of 2,500,000 shares of the Company's common stock, at a price of $.10 per share, payable in the form of a five year, interest-bearing promissory note. The promissory notes bear interest at a rate of 6.35% per annum and are payable in full upon the maturity date, September 29, 2000. Each individual is required, however, to prepay the outstanding balance to the extent of 25% of the proceeds of any sale or other disposition of any of the shares purchased from Safeguard. The parties estimated the fair market value of the shares to be $.10 as of the date of issue, taking into account a discount for lack of liquidity, after the common stock of the Company was delisted from NASDAQ.

         Mr. Mitchell, Mr. Franks and Mr. Donnelly have entered into an agreement with the Company pursuant to which they have deposited an aggregate of 700,000 of the shares acquired from Safeguard into escrow with the Company. The Company may redeem these escrowed shares in order to satisfy exercises of options under the Company's 1993 Stock Option Plan. The redemption price payable by the Company will be equal to the exercise price payable by the individual exercising the option. The Company issued options for 684,000 shares of its common stock in August, 1995, at an exercise price of $.375 per share.

         In 1995, Safeguard advanced $887,000 to the Company to cover closing costs of the sale of the furnishings business and payments to Maris' sureties. Repayment of these amounts are subordinated to the Company's bank obligations.

         In connection with the Airo Clean acquisition in 1993, Airo Clean, Inc. entered into a five-year employment agreement with Joseph P. Pelosi, the brother of Michael H. Pelosi, III. The agreement provides for a minimum annual base salary of $80,000, and provides for an incentive payment each year equal to 3.75% of Airo Clean's net income, before allocated expenses and taxes, in excess of $150,000. During 1994, the Company paid Joseph Pelosi $80,000 plus normal employee benefits.

         Also in connection with the Airo Clean acquisition, Airo Clean entered into a lease for approximately 15,300 square feet of flex office, warehouse and assembly space in Exton, PA from Michael Pelosi, Jr. and Lucille Pelosi, who are the parents of Michael H. Pelosi, III. The lease continues through December 2001. During 1995, Airo Clean paid $110,000 as rent to Mr. and Mrs. Pelosi, and also paid all operating expenses for the leased premises. The Company has consolidated Airo Clean's operations into the Company's headquarters facility, and subletted the Airo Clean space. Through the remaining term of the lease, the rental paid by the sublettor will be $128,000 less than the rent to be paid by the Company.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Proxy Statement incorporates by reference the Company's Annual Report to Stockholders which is being delivered to Stockholders herewith in respect to the annual stockholders meeting to which this Proxy Statement relates.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Since 1986, the Company has retained KPMG Peat Marwick LLP as its independent public accountants, and it intends to retain KPMG Peat Marwick LLP for the current year ending December 31, 1996. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity at the Annual Meeting to make a statement if they desire to do so, and will be available to respond to appropriate questions.

         COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Disclosure of Delinquent Filers Pursuant to Item 405 of Regulation S-K:

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Stockholders") to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission ("SEC"). Officers, directors and 10% Stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required for those persons, the Company believes that during the period from January 1, 1995 to December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and 10% Stockholders were complied with, except for one late Form 4 filed by Mr. Franks.

                                  OTHER MATTERS

         The Company is not aware of any other business to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, however, the enclosed Proxy confers discretionary authority with respect thereto.

         The Company's Annual Report to Stockholders for the year ended December 31, 1995, including financial statements and other information with respect to the Company and its subsidiaries, is being mailed simultaneously to the stockholders but is not to be regarded as proxy solicitation material.

Dated:  April 10, 1996

PROXY

                     CORE TECHNOLOGIES (PENNSYLVANIA), INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


I hereby constitute and appoint George E. Mitchell and Frederick B. Franks, III, and each of them, my true and lawful agents and proxies with full power of substitution in each, to vote all shares held of record by me, as directed, and in their discretion, on all other matters which may properly come before the 1996 Annual Meeting of Stockholders of Core Technologies (Pennsylvania), Inc.
to be held on May 3, 1996, and at any adjournments thereof. I direct said proxies to vote as specified on the reverse side.

         PLEASE MARK, SIGN AND DATE THE PROXY CARD ON THE REVERSE SIDE
                AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.


- --------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

================================================================================

                               MISSION STATEMENT

Core Technologies is a diversifed company dedicated to providing quality products and services to customers needing a clean air environment, and adequate security in their workplace. Our growth will come through evolving products and technologies enabling us to continually upgrade service solutions in existing markets and aggresively explore new ones.

Our specific expertise:

o Advanced Air Filtration

     o Indoor Air Quality Enhancements
     o Clean Room Products and Services
     o Portable Patient Isolation Chambers

o Broad-based Security and Access Controll Systems for:

     o Industrial and Office Applications
     o Correctional Facilities
     o Transportation Industries

================================================================================

The Board of Directors ("Board") recommends that stockholders   Please mark
vote FOR Proposal 1. If not otherwise specified, this Proxy    your votes as
will be voted FOR the election of all nominees.                indicated in  [X]
                                                               this example


1. Election of Directors:        To withhold authority to vote for any
                                 individual nominee while voting for the
                                 remainder, strike a line through the nominee's name in the list below:

  FOR all nominees             WITHHOLD
listed to the right           AUTHORITY
(except as marked to   to vote for all nominees
    the contrary)        listed to the right
       [ ]                       [ ]

                                 Nominees: George E. Mitchell, Anthony A.
                                 Nichols, Richard P. Richter, W. Wayne Dunlop



                                 ___  Dated:______________________________, 1996
                                    |
                                    | __________________________________________
                                                    Signature
                                      __________________________________________
                                             Signature if held jointly

                                     THIS PROXY MUST BE SIGNED EXACTLY AS NAME
                                     APPEARS HEREIN. When shares are held by
                                     joint tenants, both should sign. Attorneys, executors, administrators, trrustee, etc. should give full title as such. If a corporation, please sign in full corporate name by duly authorized officer. If a partnerxhip, please sign in partnership name by authorized person.

- --------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^


                     CORE TECHNOLOGIES (PENNSYLVANIA), INC.

================================================================================

YOUR PROXY VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE.

================================================================================